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                                                               EXHIBIT (a)(1)(G)

FOR IMMEDIATE RELEASE
JONES APPAREL GROUP, INC.

Contacts:  Wesley R. Card, Chief Operating and Financial Officer
           Anita Britt, Executive Vice President Finance
           (215) 785-4000


           JONES APPAREL GROUP COMMENCES TENDER OFFER FOR MAXWELL SHOE PRELIMINARY CONSENT SOLICITATION DOCUMENTS TO BE FILED WITH THE SEC TODAY

NEW YORK, NEW YORK - March 23, 2004 - Jones Apparel Group, Inc. (NYSE:JNY) ("Jones") today announced that MSC Acquisition Corp., an indirect wholly owned subsidiary of Jones ("MSC"), commenced a tender offer for all of the outstanding shares of Class A Common Stock of Maxwell Shoe Company Inc. (NasdaqNM:MAXS) ("Maxwell") at a price of $20 per share in cash.

Based on the latest publicly available information, as of March 4, 2004, Maxwell had approximately 14.8 million shares of Class A Common Stock outstanding, giving the transaction a total equity value (excluding stock options) of approximately $297 million.

Jones also announced that Jones and MSC are filing today with the Securities and Exchange Commission a preliminary consent solicitation statement relating to the solicitation of written consents from Maxwell stockholders to take certain actions to facilitate the tender offer, including nominating five highly qualified individuals to replace the members of Maxwell's Board of Directors.

Peter Boneparth, Chief Executive Officer of Jones, stated, "While we still prefer to move forward with Maxwell on a cooperative basis, Maxwell's refusal to meet with us to discuss our proposal has left us no choice but to take our offer directly to Maxwell's stockholders - the owners of the company. Maxwell's stockholders will now have the opportunity to decide the future of their company for themselves. This offer provides an outstanding opportunity for Maxwell's stockholders to maximize the value of their investment in Maxwell. It represents a premium of approximately 19% over the closing price for Maxwell shares on February 19, 2004, the day after we informed Maxwell of our initial proposal, and an even greater premium on Maxwell's business when adjusted for its significant cash position."

The tender offer and withdrawal rights are scheduled to expire at 12:00 Midnight, New York time, on April 19, 2004, unless extended.

Following completion of the tender offer, Jones intends to consummate a second-step merger in which all remaining Maxwell stockholders will receive the same cash price paid in the tender offer, subject to any available appraisal rights under Delaware law.

The offer is not conditioned upon financing. The tender offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration date of the offer a number of shares of Class A Common Stock, par value $.01 per share, together with the associated preferred stock purchase rights (together, the "shares"), of Maxwell that, together with the shares then owned by Jones and its subsidiaries, would represent at least a majority of the total number of outstanding shares on a fully diluted basis, (2) Maxwell's Board of Directors redeeming the preferred stock purchase rights or MSC being satisfied, in its sole discretion, that the preferred stock purchase rights have been invalidated or are otherwise inapplicable to the offer and the proposed second-step merger described herein, (3) MSC being satisfied, in its sole discretion, that Section 203 of the Delaware General Corporation Law will be inapplicable to the proposed second-step merger or any other business combination involving Jones or any of its subsidiaries and Maxwell and (4) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended,
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and the regulations thereunder. The complete terms and conditions of the tender offer are contained in the Offer to Purchase included in the tender offer statement to be filed today with the Securities and Exchange Commission.

Bear, Stearns & Co. Inc. is acting as Dealer Manager for the tender offer and Innisfree M&A Incorporated is acting as Information Agent for the offer.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Polo Jeans Company licensed from Polo Ralph Lauren Corporation, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are forward-looking statements. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. Factors that could cause actual results to differ materially include (1) the businesses of Jones and Maxwell not being integrated successfully, (2) expected combination benefits from a Jones/Maxwell transaction not being realized, (3) the failure of the proposed transaction to occur, or the occurrence of the proposed transaction on terms different than those described, (4) the strength of the economy, (5) the overall level of consumer spending, (6) the performance of the Company's products within the prevailing retail environment, and (7) other factors which are set forth in the Company's 2003 Form 10-K and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This release does not constitute a solicitation of proxies in connection with any matter to be considered at Maxwell's 2004 annual meeting of stockholders. Neither Jones nor MSC is soliciting, or intends to solicit, proxies in respect of any matter to be considered at Maxwell's 2004 annual meeting.

Jones is scheduled to present at the Merrill Lynch Retailing Leaders conference today at 8:40 am eastern time. The presentation will be webcast and made available through April 5, and is accessible through the Company's website at www.jny.com.

IMPORTANT INFORMATION REGARDING THE TENDER OFFER

MSC, a wholly owned subsidiary of Jones, has commenced a tender offer for all the outstanding shares of Class A Common Stock of Maxwell at $20 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 Midnight, New York City time, on April 19, 2004. MSC may extend the offer and currently expects that the offer will be extended until the principal conditions to the offer, which are described in the Offer to Purchase forming part of MSC's tender offer statement, are satisfied.

If the offer is extended, MSC will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the next business day following the date the offer was scheduled to expire.

Investors and security holders are urged to read the disclosure documents that will be filed later today with the Securities and Exchange Commission, including the tender offer statement, regarding the proposed Jones/Maxwell transaction referenced in the foregoing information, because they will contain important information. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Jones with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

IMPORTANT INFORMATION REGARDING THE CONSENT SOLICITATION
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Investors and security holders are also urged to read the consent solicitation statement relating to the solicitation of consents of Maxwell's stockholders when it becomes available, because it will contain important information. Jones will file a preliminary consent solicitation statement later today with the SEC and will file a definitive consent solicitation statement as soon as practicable thereafter. Investors and security holders may obtain a free copy of the preliminary consent solicitation statement, the definitive consent solicitation statement (when it is available) and other documents that Jones files with the SEC at its web site at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Jones, MSC and, in each case, certain of its officers, directors and nominees for the directorships of Maxwell, among others, may be deemed to be participants in the solicitation of Maxwell's stockholders. The security holders of Maxwell may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of Maxwell's stockholders in a Schedule 14A which will be filed with the SEC later today.